AMENDMENT NO. 4
TO
SECOND AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Growth Series, a Delaware statutory trust, is hereby amended as follows:
WITNESSETH:
     WHEREAS, the parties desire to amend the Agreement to add the following series portfolios: Invesco Convertible Securities Fund, Invesco Van Kampen Asset Allocation Conservative Fund, Invesco Van Kampen Asset Allocation Growth Fund, Invesco Van Kampen Asset Allocation Moderate Fund, Invesco Van Kampen Harbor Fund, Invesco Van Kampen Leaders Fund, Invesco Van Kampen Real Estate Securities Fund and Invesco Van Kampen U.S. Mortgage Fund (collectively, the “Portfolios”);
     NOW, THEREFORE, the parties agree as follows:
     Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
TO
SECOND AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM GROWTH SERIES

Portfolios	Effective Date of Agreement
AIM Balanced-Risk Retirement Now Fund	January 31, 2007
AIM Balanced-Risk Retirement 2010 Fund	January 31, 2007
AIM Balanced-Risk Retirement 2020 Fund	January 31, 2007
AIM Balanced-Risk Retirement 2030 Fund	January 31, 2007
AIM Balanced-Risk Retirement 2040 Fund	January 31, 2007
AIM Balanced-Risk Retirement 2050 Fund	January 31, 2007
AIM Basic Value Fund	June 5, 2000
AIM Conservative Allocation Fund	April 30, 2004
AIM Global Equity Fund	November 4, 2003
AIM Growth Allocation Fund	April 30, 2004
AIM Income Allocation Fund	October 31, 2005
AIM International Allocation Fund	October 31, 2005
AIM Mid Cap Core Equity Fund	September 1, 2001
AIM Moderate Allocation Fund	April 30, 2004
AIM Moderate Growth Allocation Fund	April 29, 2005
AIM Moderately Conservative Allocation Fund	April 29, 2005
AIM Small Cap Growth Fund	September 11, 2000
Invesco Convertible Securities Fund	February 12, 2010
Invesco Van Kampen Asset Allocation Conservative Fund	February 12, 2010
Invesco Van Kampen Asset Allocation Growth Fund	February 12, 2010

Portfolios	Effective Date of Agreement
Invesco Van Kampen Asset Allocation Moderate Fund	February 12, 2010
Invesco Van Kampen Harbor Fund	February 12, 2010
Invesco Van Kampen Leaders Fund	February 12, 2010
Invesco Van Kampen Real Estate Securities Fund	February 12, 2010
Invesco Van Kampen U.S. Mortgage Fund	February 12, 2010
The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: February 12, 2010

INVESCO ADVISERS, INC.

Attest:	/s/ Melanie Ringold	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM GROWTH SERIES

Attest:	/s/ Melanie Ringold	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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